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                                                                   EXHIBIT 5.1

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111


701 Pennsylvania Avenue, N.W.                            Telephone: 617/542-6000
Washington, D.C. 20004                                   Fax: 617/542-2241
Telephone: 202/434-7300
Fax: 202/434-7400


                                          May 6, 1996



Sight Resource Corporation
67 South Bedford Street
Burlington, Massachusetts  01803

Ladies and Gentlemen:

     We have acted as counsel to Sight Resource Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (File No. 333- ), and all amendments thereto (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 1,840,000 shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), including 240,000 Shares for an over-allotment option granted to the underwriters. The Shares are to be sold to a group of underwriters (the "Underwriters") who will be parties to an Underwriting Agreement with the Company, the form of which has been filed as an exhibit to the Registration Statement (the "Underwriting Agreement"). This opinion is being rendered in connection with the filing of the Registration Statement.

     In connection with this opinion, we have examined the Restated Certificate of Incorporation of the Company, as amended to date; the By-Laws of the Company, as amended to date; the minutes of all pertinent meetings of stockholders and directors of the Company relating to the Registration Statement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company as we deemed relevant; and the Registration Statement and the exhibits thereto filed with the Commission. Irwin M. Heller, a member of our firm, owns 15,000 shares of Common Stock.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that the Shares, when issued and delivered as contemplated by the Underwriting
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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


Sight Resource Corporation
May 6, 1996
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Agreement, will be, upon receipt of the payment therefor, validly and legally issued, fully paid and non-assessable.

     Our opinion is limited to the laws of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                             Very truly yours,

                                             /s/ Mintz, Levin, Cohn, Ferris,
                                                   Glovsky and Popeo, P.C.
                                             ----------------------------------
                                             Mintz, Levin, Cohn, Ferris,
                                               Glovsky and Popeo, P.C.